EXHIBIT 99.1


                    August, 8, 2000

                    Katherine Taylor
                    Investor Relations Manager
                    815-961-7164





           AMCORE FINANCIAL, INC., ANNOUNCES STOCK REPURCHASE PROGRAM

    ROCKFORD -- AMCORE Financial, Inc., announced today its Board of Directors has authorized the repurchase of up to five percent of its common stock, or 1.35 million shares.

    The transactions will be completed from time to time, depending on market conditions, through open market or privately negotiated purchases. AMCORE currently has 27 million shares of common stock outstanding.

    The repurchased shares will become treasury shares and will be used for general corporate purposes, including the issuance of shares in connection with AMCORE's stock option plans and other employee benefit plans.

    The repurchase of up to five percent of its common stock is in addition to the 330,000 shares that remain outstanding from the 1999 repurchase authorization for a total of 1.68 million shares. Robert J. Meuleman, chairman and chief executive officer of AMCORE, said, "We believe the repurchase of our own shares will enable us to take advantage of an attractive investment opportunity given the current price level of our stock. We feel this investment will be of benefit to both the company and its stockholders and that this program demonstrates AMCORE's commitment to shareholder value."

    AMCORE Financial, Inc., is a financial services company headquartered in northern Illinois with banking assets of $4.4 billion, assets under administration of $5.2 billion and 64 locations in Illinois and Wisconsin. The company also has the following financial services companies: AMCORE Mortgage, Inc. and AMCORE Investment Group, which provides trust and brokerage services, and through Investors Management Group, provides capital management and mutual fund administrative services, and is the investment advisor for the Vintage family of mutual funds.





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    This news release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of AMCORE. Statements that are not historical facts, including statements about beliefs and expectations, are forward-looking statements. These statements are based upon beliefs and assumptions of AMCORE'S management and on information currently available to such management. The use of the words "believe", "expect", "anticipate", "plan", "estimate", "may", "will" or similar expressions are forward looking statements. Forward-looking statements speak only as of the date they are made, and AMCORE undertakes no obligation to update publicly any of them in light of new information or future events.

    Contemplated, projected, forecasted or estimated results in such forward-looking statements involve certain inherent risks and uncertainties. A number of factors - many of which are beyond the ability of the company to control or predict - could cause actual results to differ materially from those in its forward-looking statements.

    These factors include, among others, the following possibilities: (I) heightened competition, including specifically the intensification of price competition, the entry of new competitors and the formation of new products by new and existing competitors; (II) adverse state and federal legislation and regulation; (III) failure to obtain new customers and retain existing customers;
(IV) inability to carry out marketing and/or expansion plans; (V) loss of key executives or personnel; (VI) changes in interest rates including the effect of prepayment; (VII) general economic and business conditions which are less favorable than expected; (VIII) equity and fixed income market fluctuations;
(IX) unanticipated changes in industry trends; (X) unanticipated changes in credit quality and risk factors; (XI) success in gaining regulatory approvals when required; (XII) changes in Federal Reserve Board monetary policies; (XIII) inability to fully realize cost savings from the new organizational structure within the expected time frame or additional or unexpected costs are incurred;
(XIV) unexpected outcomes on existing or new litigation in which AMCORE, its subsidiaries, officers, directors or employees are named defendants; (XV) technological changes; (XVI) changes in Generally Accepted Accounting
Principles: and (XVII) inability of third-party vendors to perform critical services to the company.

    AMCORE common stock is listed on The NASDAQ Stock Market under the symbol "AMFI." Further information about AMCORE Financial, Inc. can be found at the company's website at http://www.AMCORE.com.